EXHIBIT 32

Certifications Required by Section 1350 of Title 18 of the United States Code

        Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, each of the undersigned hereby certifies in his or her capacity as an officer of PennFed Financial Services, Inc. (the “Company”) that the Quarterly Report of the Company on Form 10-Q for the quarterly period ended September 30, 2004 fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that the information contained in such report fairly presents, in all material respects, the financial condition and results of operations of the Company as of the dates and for the periods presented in the financial statements included in such report.

By: /s/ Joseph L. LaMonica —————————————— Joseph L. LaMonica President and Chief Executive Officer Date: November 9, 2004
By: /s/ Claire M. Chadwick —————————————— Claire M. Chadwick Executive Vice President, Chief Financial Officer and Controller Date: November 9, 2004